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Pharmos Announces Clinical Data from Phase 2a Trial of Cannabinor for

Capsaicin-induced Pain

Safe and Well Tolerated with No Serious Adverse Effects

Did Not Meet Primary Efficacy Endpoint

Iselin, N.J., January 19, 2007 — Pharmos Corp. (NASDAQ: PARS) today announced preliminary results from its Phase 2a study evaluating intravenous (i.v.) cannabinor, a CB2-selective synthetic cannabinoid compound, in a capsaicin-induced pain model. The drug candidate did not meet the primary endpoint defined by analgesic effects compared to placebo, but confirmed safety and tolerability observed in previous studies. All subjects completed the treatment with no serious adverse events or significant cardiovascular effects.

The randomized, double-blinded, two-way crossover study enrolled 24 healthy male volunteers to compare 48mg of cannabinor delivered intravenously versus placebo on capsaicin-evoked allodynia (pain resulting from a non-noxious stimulus to the skin) and hyperalgesia (abnormally increased pain sense).

“While we are disappointed that cannabinor did not show efficacy in this pain model, we have a newly developed oral formulation of cannabinor targeting chronic neuropathic pain with repeated administration,” said Dr. Haim Aviv, Chairman & CEO. “We plan to move forward with the program for orally administered cannabinor, and our next step is to conduct a Phase 1 safety trial in healthy volunteers. Based on preclinical results of oral cannabinor, its prospects as a potential treatment for neuropathic pain are promising.” Pharmos recently completed preclinical toxicology and safety pharmacology studies of oral cannabinor, the data from which support initiation of Phase 1 testing.

The Company expects to complete its separate, ongoing Phase 2a clinical trial of cannabinor as a treatment for nociceptive pain in the first quarter of 2007. The single-center, randomized, double-blinded, single-administration study compares different i.v. doses of cannabinor with placebo. The completed study will involve 100 healthy male subjects experiencing pain following third molar dental extraction.

About Cannabinor and CB2-Selective Cannabinoids

Cannabinor has demonstrated efficacy in a number of preclinical animal models of pain, inflammation and autoimmune disease. Analgesic activity has been documented in nociceptive, neuropathic, visceral and inflammatory pain in rodents and in post-operative pain in a porcine surgery model. The magnitude of analgesia was generally equivalent or greater than that of accepted comparator agents, including morphine, non-steroidal anti-inflammatory drugs and Gabapentin. In a number of models where duration of analgesia was measured, cannabinor remained effective at reducing pain significantly longer than morphine. Preliminary evidence from preclinical studies also suggests that tolerance to the therapeutic effect of cannabinor might not occur. A drug that remains effective without increasing dosage would be a valuable advance in treating severe pain.

Pharmos’ cannabinoid research focus has been geared toward the development of selective and specific CB2 receptor agonists. Because they range from having little (CB2-selective) to barely detectable (CB2-specific) affinity for the central nervous system-located CB1 receptor, CB2-selective and -specific agonists lack the unwanted psychotropic side effects of many natural cannabinoids. CB2 agonists bind to CB2 receptors, which are located on immune and inflammatory cells. By activating CB2 receptors, CB2 agonists inhibit autoimmune and inflammatory processes, and are likely to be useful for treating pain, autoimmune, inflammatory and degenerative disorders. Pharmos is developing its CB2 agonists as treatments for chronic pain and autoimmune diseases, such as multiple sclerosis and rheumatoid arthritis. Cannabinor is the first lead candidate to emerge from this body of Pharmos' proprietary technology.

About Pharmos Corporation

Pharmos discovers and develops novel therapeutics to treat a range of indications with a focus on specific diseases of the nervous system including disorders of the brain-gut axis (gastrointestinal/irritable bowel syndrome (IBS)), pain/inflammation, and autoimmune disorders. The Company’s lead product, dextofisopam, has completed Phase 2a testing in IBS, with positive effect on the primary efficacy endpoint (n=141, p=0.033). The Company plans a Phase 2b study of dextofisopam for the treatment of IBS in 2007. The Company’s core proprietary technology platform focuses on discovery and development of synthetic cannabinoid compounds. Cannabinor and other CB2 agonist compounds in Pharmos' pipeline are in clinical and pre-clinical studies targeting pain, multiple sclerosis, rheumatoid arthritis and other disorders. Pharmos is also working to commercialize its unique proprietary NanoEmulsion drug delivery system, which is in clinical stage development for topical application of analgesic and anti-inflammatory agents.

Contacts

Pharmos U.S.	Pharmos Israel	The Ruth Group, Inc.
Colin Neill, CFO	Irit Kopelov	John Quirk (investors)
Gale Smith, IR	972-8-940-9679	(646) 536-7029
(732)452-9556	Janine McCargo (media)
(646) 536 7033

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